REPORT OF SHAREHOLDER MEETING  Unaudited
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On April 5, 2007, a shareholder meeting of the Oppenheimer Real Estate Fund was held at which the eleven Trustees identified below were elected as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL 1:

NOMINEE                                           FOR    WITHHELD         TOTAL
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TRUSTEES
Matthew P. Fink                            19,959,322     100,021    20,059,343
Robert G. Galli                            19,956,817     102,527    20,059,344
Phillip A. Griffiths                       19,958,029     101,314    20,059,343
Mary F. Miller                             19,959,911      99,432    20,059,343
Joel W. Motley                             19,958,335     101,009    20,059,344
John V. Murphy                             19,963,036      96,307    20,059,343
Kenneth A. Randall                         19,950,962     108,382    20,059,344
Russell S. Reynolds, Jr.                   19,952,137     107,206    20,059,343
Joseph M. Wikler                           19,968,435      90,908    20,059,343
Peter I. Wold                              19,965,529      93,815    20,059,344
Brian F. Wruble                            19,961,243      98,100    20,059,343

PROPOSAL 2:

Change Fund's status from diversified company to non-diversified company.

                                 FOR      AGAINST      ABSTAINED          TOTAL
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                          13,253,097      393,112      1,371,828     15,018,037